Celanese

Investor Information

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034

Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
Mark.Oberle@celanese.com

Celanese Corporation Presents Strategic Outlook and Updated View of 2005
Earnings at Investor Conference

•	Raises diluted adjusted EPS guidance for 2005 to $2.10 to $2.20

•	Announces 2006 diluted adjusted EPS guidance of $2.50 to $2.90

•	Confirms favorable acetyl industry supply/demand balance through 2008

•	Announces expansion plans for Nanjing, China chemical complex

•	Pursues strategic alternatives for Pampa, Texas acetic acid plant

•	Temporarily suspends Saudi Arabian acetyls joint venture discussions

DALLAS, December 12, 2005 – Celanese Corporation (NYSE: CE), will present its financial and strategic outlook as well as plans to accelerate growth and profitability at its Investor Conference tomorrow at 8:15 a.m. in New York. The presentation will be webcast live on www.celanese.com.

"Celanese will build on its strengths as a global, integrated hybrid chemical company with an acetyl chain of products that is unsurpassed in the industry," said Dave Weidman, president and chief executive officer. "We are very positive about the outlook of our businesses and expect a continued favorable supply/demand balance in the global acetyls market through 2008."

Celanese announced the following actions to strengthen its leading position in acetyls:

•	Celanese will develop its Nanjing, China site into an integrated, chemical complex that will include not only the 600,000 metric ton acetic acid plant, but also a vinyl acetate unit. The site will also house the previously announced vinyl acetate ethylene (VAE) emulsions unit to create a major chemical site for Celanese in China to serve rapidly growing local requirements.

•	The company has announced that it will pursue strategic alternatives for its Pampa, Texas chemical plant. The facility, which produces a variety of products based on butane, including 290,000 metric tons of acetic acid, faces competitive pressures due to the technology utilized.

•	Discussions regarding the joint venture project being developed by Tasnee Petrochemicals and Celanese Corporation in the Kingdom of Saudi Arabia have been temporarily suspended due to the current high demand on contractors and vendors which have affected the project costs. The development of the project will be reassessed by both parties at a later date.

"We believe that our Nanjing facility will be the lowest cost acetic acid plant in the world. It is built on the same flexible, expandable technology platform as our other acetic acid plants," said Weidman. "We currently foresee meeting immediate customer growth through our Nanjing unit, and will continue to evaluate the economics of expanding our existing plants versus constructing new production in Saudi Arabia for future needs."

The company increased its guidance for 2005 diluted adjusted earnings per share to $2.10 and $2.20 from its previous guidance of $1.95 to $2.05 per share. The increase is based on continued

strength of its Ibn Sina joint venture in Saudi Arabia, lower personnel costs, and a lower tax rate. The company now expects that its adjusted EPS tax rate will be between 19% and 21% for 2005 versus the previously forecasted tax rate of 24% due to the company's increased earnings in lower tax jurisdictions. The EPS impact of this change is approximately $0.10 per share in 2005.

The company also increased its expected adjusted EBITDA range for 2005 from its previous guidance of between $1,060 million and $1,090 million to a range of between $1,070 million and $1,100 million.

The company also announced that in 2006 it expects to earn between $2.50 and $2.90 per diluted share based on 172 million shares outstanding. The 2006 estimated tax rate is expected to be in the range of 18% to 22%.

"Volume growth, pricing improvements and productivity will more than offset expected raw material and energy increases, and the second half of 2006 is expected to be relatively stronger than the first half as the recent acetyl expansions are absorbed into the market," said John J. Gallagher III, executive vice president and chief financial officer.

During the conference, the head of Celanese's acetyls business will provide further information on the business' strategy to strengthen its leadership positions in basic chemicals. Leaders from Celanese's downstream businesses -- engineering polymers, emulsions, and acetate products -- will present their strategies for profitable growth. In addition, the company will highlight its successful track record of execution on productivity improvements and growth initiatives.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects two performance measures, adjusted EBITDA and diluted adjusted earnings per share as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for diluted adjusted earnings per share is diluted earnings (loss) per share; and for adjusted EBITDA is net earnings (loss).

Use of Non-U.S. GAAP Financial Information

Adjusted EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, and further adjusted for certain cash and non-cash charges. Our management believes adjusted EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants. Diluted adjusted net earnings per share is a measure used by management to measure performance. It, is defined as income available to common shareholders plus preferred dividends, adjusted for special and one-time expenses and divided by the number of basic common and diluted preferred shares outstanding as of September 30, 2005. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.